High Yield Total Return Portfolio
10f-3 Report
For the Quarter Ended December 31, 2002



Issuer                Trade Date           Selling Broker

DEX Media East    October 30, 2002      Chase Securities, Inc.
DEX Media East	  October 30, 2002	Chase Securities, Inc.

Amount Purchased     Purchase Price U.S. $  % of Fund Assets
1,600,000	     100.00	                1.02
1,100,000	     100.00			 .70

% of Issue
..36
..21